JOINDER AGREEMENT TO

AGENCY AGREEMENT

AND THE ANCILLARY AGREEMENTS SET FORTH HEREIN

This Joinder Agreement, dated as of May 1, 2022 (this “Joinder”), is by and among DST Asset Manager Solutions, Inc. (“DST”), a Massachusetts corporation, Dodge & Cox, a California corporation (“Dodge & Cox”), and Dodge & Cox Funds, a Delaware statutory trust (the “Trust”), on behalf of each of its series on Schedule A.

Dodge & Cox hereby agrees to become a party to the Amended and Restated Transfer Agency and Service Agreement dated as of January 1, 2021, as amended (the “Agreement”), by and among DST and Trust, and be bound by all terms and conditions of the Agreement solely for the purpose of being responsible for all fee and expense payment obligations under Section 3 of the Agreement and the Fee Letter currently held by the Trust. For the avoidance of doubt, Dodge & Cox shall not assume responsibility hereunder for the indemnification obligations of the Trust under Section 8 of the Agreement, or for any other liabilities of the Trust other than those under Section 3 of the Agreement and the Fee Letter. Dodge & Cox acknowledges receipt of a copy of the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder with regard to the subject matter hereof, the terms of this Joinder shall control.

This Joinder may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures below]

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be executed as of the day and year first above written by their respective duly authorized officers.

DST ASSET MANAGER SOLUTIONS, INC.	DODGE & COX

By /s/ Nick Wright	By: /s/ William Strickland

Name: Nick Wright	Name: William Strickland

Title: Authorized Signatory	Title: Chief Operating Officer

Address: 2 Heritage Drive Quincy, MA 02171	Address: 555 California St., 40th Floor San Francisco, CA 94104

DODGE & COX FUNDS

By: /s/ William Strickland

Name: William Strickland

Title: Vice President

Address:

555 California St., 40th Floor
San Francisco, CA 94104